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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934



                        Pinnacle Oil International, Inc.
                                (Name of Issuer)



                    Common Stock, par value $.001 per share
                         (Title of Class of Securities)



                                  723473-10-4
                                 (CUSIP Number)



                               December 31, 1998
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)
      [_]  Rule 13d-1(c)
      [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)
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  CUSIP NO. 723473-10-4
           ------------
  Page 2 of 4

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      NAMES OF REPORTING PERSONS.                 George Liszicasz
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Not applicable

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Canada

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                          SOLE VOTING POWER
                     5
     NUMBER OF            5,230,032*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,230,032*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

     * Includes 30,000 shares issuable upon exercise of directors' options which are currently exercisable or which will become exercisable on or before March 2, 1999
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,230,032*

     * Includes 30,000 shares issuable upon exercise of directors' options which are currently exercisable or which will become exercisable on or before March 2, 1999
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      42.0%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

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  CUSIP NO. 723473-10-4
           ------------
  Page 3 of 4

Item 1(a)  Name of Issuer

           Pinnacle Oil International, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices

           Suite 750
           850 7th Avenue S.W.
           Calgary, Alberta, Canada T2P 3G2

Item 2(a)  Name of Person Filing

           See Row 1 of Cover Sheet

Item 2(b)  Address of Principal Executive Offices or, if none, Residence

           c/o Pinnacle Oil International, Inc.
           Suite 750
           850 7th Avenue S.W.
           Calgary, Alberta, Canada T2P 3G2

Item 2(c)  Citizenship

           See Row 4 of Cover Sheet

Item 2(d)  Title of Class of Securities

           Common stock, par value $0.001 per share

Item 2(e)  CUSIP Number

           723473-10-4

Item 2(a)  Filing of statement pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or
           (c)

           Not Applicable

Item 3     Filing pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b)

           Not Applicable

Item 4     Ownership

           (a)  Amount of securities beneficially owned: See Row 9 of Cover
                Sheet

           (b)  Percent of class:  See Row 11 of Cover Sheet

           (c)  Number of shares as to which the person has:

                (i) Sole power to vote or direct the vote: See Row 5 of Cover Sheet
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  CUSIP NO. 723473-10-4
           ------------
  Page 4 of 4

                (ii) Shared power to vote or direct the vote: See Row 6 of Cover Sheet

                (iii) Sole power to dispose or to direct the disposition: See Row 7 of Cover Sheet

                (iv) Shared power to dispose or to direct the disposition: See Row 8 of Cover Sheet

Item 5    Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8    Identification and Classification of Members of a Group

          Not applicable.

Item 9    Notice of Dissolution of Group

          Not applicable.

Item 10   Certification

          Not applicable.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                January 11, 1999
                                                ----------------
                                                      Date


                                              /s/ George Liszicasz
                                              --------------------
                                                George Liszicasz